   EXHIBIT 15.1

Awareness Letter of Totilo & Company. Certified Pulic Accountants

To the Board of Directors and Stockholders
Twofold Photos, Inc.

With respect to the Report on Form 8-K/A dated October 15, 2004 of CNET Networks, Inc., we acknowledge our awareness of the use therein of our report dated July 23, 2004 related to the unaudited financial statements of Twofold Photos, Inc. that are contained therein.

/s/ Totilo & Company
Certified Public Accountants
Stamford, Connecticut
October 15, 2004